EXHIBIT 99




                              FOR IMMEDIATE RELEASE

                        Somerset Valley Bank to Apply for
                                 Metuchen Branch




Somerville, NJ...November 1, 2002 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc., the parent holding company of Somerset Valley Bank, announced today that the Bank has signed a lease agreement with Metuchen I, LLC of Bethesda, Maryland for a branch office to be located on Middlesex Avenue, Metuchen, New Jersey.

     The 3,000 square foot bank will have a three-lane drive-up and a drive-up ATM. The Bank will be applying to the New Jersey Department of Banking and the FDIC for approval of the branch.

     The Metuchen branch will represent the Bank's eleventh location. It is the second location in Middlesex County.

     "We look forward to expanding our presence in Middlesex County," said Corcoran. "Metuchen is a very vibrant community both commercially and residentially, we believe it is a great extension in Middlesex of our Edison branch."

     Somerset Valley Bank, which opened in 1991 in Somerville, has over $380 million in assets with locations in Somerville, Hillsborough, Bridgewater, Manville, Arbor Glen retirement facility, Bernards Township, Warren Township, Aberdeen Township in Monmouth County and Edison in Middlesex County.

     SVB Financial Services,  Inc. is traded on the NASDAQ National Market under
the   trading   symbol   SVBF  and  can  be   accessed   via  the   Internet  at
www.somersetvalleybank.com.

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.